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                                                                      EXHIBIT 11

                       JOHNSON & JOHNSON AND SUBSIDIARIES

                      CALCULATION OF EARNINGS PER SHARE(A)

           (Dollars and shares in millions except per share figures)


                                                                                       Fiscal Year Ended
                                                                                       -----------------
                                                                   January     January      December     December    December
                                                                   2, 1994     3, 1993      29, 1991     30, 1990    31, 1989
                                                                   -------     -------      --------     --------    --------
1.  Net Earnings                                                   $ 1,787       1,030         1,461        1,143       1,082
                                                                   -------     -------      --------     --------    --------

2.  Average number of shares outstanding
         during the year                                             651.7       659.5         666.1        666.1       666.2
                                                                   -------     -------      --------     --------    --------

3.  Earnings per share based upon average
         outstanding shares (1 / 2)                                $  2.74        1.56          2.19         1.72        1.62
                                                                   =======     =======      ========     ========    ========

4.  Fully diluted earnings per share:
         a.  Average number of shares outstanding
                  during the year                                    651.7       659.5         666.1        666.1       666.2

         b.  Shares issuable under stock compensation
                  agreements at year-end                                .3          .7            .8           .8          .8

         c.  Shares reserved under the stock option plans
                  for which the market price at fiscal year-end
                  exceeds the option price                            29.0        26.9          29.0         25.8        32.6

         d.  Aggregate proceeds to the Company from
                  the exercise of options in 4c                        998         894           902          546         621

         e.  Market price of the Company's common
                  stock at fiscal year-end                           44.88       50.50         57.25        35.88       29.63

         f.  Shares which could be repurchased under
                  the treasury stock method (4d / 4e)                 22.2        17.7          15.8         15.2        21.0

         g.  Addition to average outstanding shares
                  (4b + 4c - 4f)                                       7.1         9.9          14.0         11.4        12.4

         h.  Shares for fully diluted earnings per share
                  calculation (4a + 4g)                              658.8       669.4         680.1        677.5       678.6
                                                                   =======     =======      ========     ========    ========

         i.   Fully diluted earnings per share (1 / 4h)            $  2.71        1.54          2.15         1.69        1.59
                                                                   =======     =======      ========     ========    ========



(A) All share and per share amounts have been adjusted for the two-for-one stock split in 1992.





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